Exhibit 99.1

FOR IMMEDIATE RELEASE		December 12, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Media Hotline (602) 250-2277 Amanda Ho (602) 250-3334	Page 1 of 2
Website:	pinnaclewest.com

PINNACLE WEST AND APS ANNOUNCE LEADERSHIP SUCCESSION

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) announced today that Pinnacle West and Arizona Public Service (APS) Chairman and CEO Jeff Guldner will retire as Chairman of the Board, CEO and board member on March 31, 2025, after 5 years of leading the company. APS President Ted Geisler will assume the roles of Chairman of the Board, President and Chief Executive Officer of Pinnacle West and APS effective April 1, 2025. Guldner will remain employed by Pinnacle West in a non-executive advisory capacity to support a smooth transition through the end of March 2026.

“We’re incredibly grateful for Jeff’s leadership since joining APS in 2004 as Director of Federal Regulatory Affairs and Compliance through his tenure as CEO,” said Pinnacle West Lead Director Paula Sims. “He cast a strong vision for a carbon-free future, and he initiated efforts to improve our customers’ experience and the long-term financial health of the company - the impacts of which can’t be overstated. Jeff’s passion for APS’s people, customers and the community has left an indelible mark.

“Following a thoughtful succession planning process, we are excited to announce Ted Geisler as our next Chairman and CEO,” Sims continued. “Ted brings a unique blend of operational and financial acumen and results-oriented leadership from his breadth of experience across our business. He is well-positioned to build on his success as President of APS, where he drove top-quartile rankings in reliability and customer satisfaction, achieved key regulatory outcomes and set the strategy that’s enabled us to expand and strengthen the grid.”

“Over my tenure as CEO, Ted has been a trusted partner and deeply involved in crafting and executing the company’s long-term strategy,” Guldner said of his successor. “No one understands our priorities better, and I have full faith Ted and the team will lead APS and Arizona successfully through the new era of growth that’s upon us.”

Geisler has been President of APS since 2022 and has held a series of leadership positions at the company during his 23-year career at APS.

“It’s an honor to continue to serve in this new capacity,” Geisler said. “I do so with deep respect and appreciation for Jeff, and for our essential role in powering Arizona’s progress. We have a

PINNACLE WEST AND APS ANNOUNCE LEADERSHIP SUCCESSION	Dec. 12, 2024

talented team and a strategy that has reliably delivered outstanding results for our customers, communities and shareholders. I look forward to continuing to work closely with Jeff during the transition and building on the plans in place that have set the stage for APS’s success.”

About Ted Geisler
Geisler began his career at APS in 2001 and has held positions on the executive team since 2018, including the past two years as President. His leadership journey includes critical roles such as Chief Financial Officer, Chief Information Officer, General Manager of Transmission and Distribution Operations and Director of Corporate Strategy, as well as other key positions across operations and corporate resources.

A third-generation Arizonan, Geisler is deeply committed to the community and is currently Chairman of the Board of the Arizona Chamber of Commerce and on the board of the Greater Phoenix Economic Council (GPEC). He sits on the W.P. Carey Dean’s Council at Arizona State University and recently was chosen as the 56th Fighter Wing Command Honorary Commander at Luke Air Force Base. He has previously served on the boards of Chicanos por la Causa and Boys and Girls Club of the Valley.

Geisler earned a Bachelor of Science degree from Colorado State University and an MBA from Arizona State University. He is a graduate of the Nuclear Reactor Technology Course at the Massachusetts Institute of Technology and the Strategic Financial Leadership Program at Stanford University’s Graduate School of Business.

About Pinnacle West Capital Corp.
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $26 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.